EXHIBIT 10.25

AGREEMENT

This Agreement effective as of the date on the signature page hereto (the “Effective Date”) by and between NutraLife BioSciences, Inc., Inc. (“NLBS”) organized and existing under the laws of the State of Florida, and Orlando Pharmacy Inc, a Florida Corporation, (the “Pharmacy”). NLBS and the Pharmacy are individually referred to herein as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, NLBS is engaged in research, development, manufacture and design of a delivery system consisting of an oral spray product an oral spray product processed by an Ultra Sonic device that utilizes a unique oral spray delivery system (the “Delivery System”), which the Pharmacy seeks to use in an oral spray product (the “Product”) to deliver testosterone into the human body (the “Purpose”);

WHEREAS, the Pharmacy acknowledges the Delivery System is not readily ascertainable to it through proper means except as otherwise set forth herein;

WHEREAS, NLBS is in possession of confidential information and expects in the future to come into possession of further knowledge, trade secrets, technical and marketing information pertaining to the Delivery System (collectively the “Information”);

WHEREAS, NLBS is the owner of valuable and confidential trade secret rights for the Delivery System which the Pharmacy seeks to license for the Purpose;

WHEREAS, the Pharmacy acknowledges that NLBS has taken reasonable steps to keep the Delivery System confidential; and

WHEREAS, the Pharmacy seeks to manufacture a product using the Delivery System for the Purpose, and desires to use NLBS’s confidential knowledge, trade secrets and technical information upon the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

SECTION 1. RECITALS

The above recitals are true and correct and form a part of this Agreement.

SECTION 2. GRANT

NLBS hereby grants to the Pharmacy the right and license subject to the terms, conditions, and royalty payments set forth in this Agreement to make, have made, use the Delivery System in connection with the Product for the Purpose made in accordance with its technical information, trade secrets, knowledge and know-how.

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SECTION 3. TECHNICAL INFORMATION AND KNOW-HOW

SECTION 3.1 NLBS agrees to furnish and provide the Pharmacy with a unique device (the “Equipment”) to be used by the Pharmacy in connection with the Delivery System and technical information in the form of drawings, plans, specifications, engineering data, quality and performance standards, trade secrets and other data relating to the specifications and functioning of the Delivery System. The Equipment will remain the sole and absolute property of NLBS, and nothing contained in this Agreement, shall grant an interest in or ownership of the Equipment in the Pharmacy. Within forty-eight (48) hours of termination of this Agreement, the Equipment will be returned to NLBS.

SECTION 3.2 The Pharmacy may request NLBS and NLBS agrees to send a chemist (the “NLBS Representative”) to the Pharmacy and NLBS and/or the NLBS Representative will communicate trade secrets and technical information and data to the Pharmacy; subject, however, to the availability of the NLBS Representative. Such chemist shall remain an employee of NLBS at all times, and further, NLBS reserves the right in its sole discretion to terminate such services of the NLBS Representative at any time with or without notice to the Pharmacy.

SECTION 3.3 The Pharmacy shall not contract with any other party for furnishing any other work or services in connection with the Delivery System without the prior consent of NLBS.

SECTION 3.4 The Pharmacy agrees to indemnify, protect and save NLBS harmless for any loss, damage, cost and expense which NLBS may sustain, or for which NLBS shall become liable, resulting from death or of injury to persons or loss of, destruction of or damage to property, which may be caused or contributed by any act or omission, negligent or otherwise of the Pharmacy, its agents, servants or employees or NLBS’s agents, servants or in connection with the Pharmacy’s use of the Delivery System.

SECTION 3.5 The Pharmacy therefore agrees to release, protect and save NLBS, its agents, servants and employees, harmless from and against all loss, damage, cost and expense resulting from death or injury to, or loss of, destruction of or damage to property of the Pharmacy, its agents, servants or employees which may be caused in any manner in connection with the Delivery System.

SECTION 4. DUTIES OF THE PHARMACY

SECTION 4.1 The Pharmacy will use its best effort to manufacture the Product in sufficient quantity to meet the demand for the same.

SECTION 4.2 The Pharmacy represents and warrants to NLBS that the Delivery System will only be used in compliance with all federal, state and local rules, regulations and laws. In the event that it is necessary that this Agreement be approved by any Government or any Department thereof, the Pharmacy will notify NLBS prior to execution hereof and immediately seek such approval on behalf of the Parties, individually or collectively as required. The Pharmacy will conduct its operations and use the Delivery System in strict compliance with all standards, criteria and rules established by the United States Pharmacopeial Convention and the National Formulary applicable to its business and/or operations.

SECTION 4.3 The Pharmacy assumes full responsibility for all loss or damage to property or injury to persons including death arising out of the manufacture or use of the Product manufactured by the Pharmacy and shall save and hold NLBS harmless against any claim for such loss, damage or injury.

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SECTION 4.4 The Pharmacy will adhere to all designs, drawings, specifications and technical data furnished to the Pharmacy by NLBS with respect to the quality and performance standards of the Delivery System used in the manufacturing of the Product by the Pharmacy and will make no change in the manufacture or design of the Delivery System which would tend to reduce the effectiveness and quality and performance standards of the Delivery System without the prior approval of NLBS in writing.

SECTION 4.5 The Pharmacy will permit NLBS or its authorized agent to inspect and test its use of the Delivery System at any time during regular business hours at the Pharmacy’s facility for the sole purpose of determining the Pharmacy’s compliance with the quality and performance standards for the Delivery System specified by NLBS.

SECTION 4.6 The Pharmacy will immediately communicate and disclose to NLBS any improvement, modification, further invention or new design that the Pharmacy may discover or develop with respect to the Delivery System or the manufacture thereof and will fully disclose to NLBS the manner of performing or utilizing the same.

SECTION 4.7 The Pharmacy agrees that during the Term of this Agreement and thereafter it will hold secret and confidential and will not disclose, make known, divulge or communicate to any person except to such of its employees as are required to use the information and only then under a written obligation of secrecy binding upon such employee and will not use except under and pursuant to this Agreement any of the trade secrets, technical information, drawings, plans, specifications, engineering data and knowledge pertaining to the use of the Delivery System and/or manufacture of the Product which it or any of its directors, officers, representatives or employees may acquire from NLBS under and pursuant to this Agreement.

SECTION 4.8 All drawings, designs, specifications, technical and manufacturing data, processes, and other material, rights, and authority furnished to the Pharmacy by NLBS under this Agreement shall remain the property of NLBS and shall be surrendered by the Pharmacy immediately upon termination of this Agreement and shall not thereafter be used in whole or in part by the Pharmacy or a successor thereof for any purpose whatsoever.

SECTION 4.9 The Pharmacy agrees that if any taxes other than income taxes are payable to any Government on the payments under this Agreement it shall make such tax payments on behalf of NLBS in accordance with the requirements of law and shall include reports and evidence of such payments of taxes with the reports to NLBS required by this Agreement in Section 6.

SECTION 5. RELATED CREATIONS

SECTION 5.1 The Pharmacy covenants and agrees for itself, its successors and assigns that NLBS its successors and assigns shall be entitled to any and all rights to any and all proprietary rights which may result directly and indirectly from the Pharmacy’s performance under this Agreement, notwithstanding any prior or subsequent oral or written agreement with NLBS of any third party, including all rights, title and interest in and to any and all creations which are and may become legally protectable or may be recognized as forms of property or which are capable of being maintained as secrets and/or specialized know how, which the Pharmacy, its directors or employees, either solely or jointly with others, has conceived, made or suggested, or may hereafter conceive, make or suggest, or come into possession of, during this Agreement and the five year period next following the termination of this Agreement, and shall in any way relate directly or indirectly to this Agreement or the business of manufacturing, designing, servicing, repairing, selling, leasing, hiring or renting of any products, sections, parts, supplies, accessories or services competitive with those of NLBS or which in any way relate directly or indirectly to its business, procedure, technical or commercial needs, problems, developments or projects or to its production, research or experimental developments and projects of every name and nature and/or being carried on by or for NLBS prior to the termination of this Agreement.

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SECTION 5.2 The Pharmacy further agrees for itself and its directors and employees to execute, acknowledge, make and deliver to NLBS or its attorneys without additional compensation, but without expense to it or them, any and all instruments, including United States and foreign patents or applications, applications for securing protection or registration of property rights embraced within this Agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements and to any and all lawful acts which in the sole judgment of NLBS or its attorneys may be needful or desirable to vest in or for the benefit of NLBS any patent or proprietary right in the United States and all countries foreign to the United States with respect to any and all such designs, ideas, inventions, improvements and other creations encompassed within this Agreement, whether published or unpublished and whether or not the subject of statutory industrial property and copyright protection, including all of which are capable of being maintained as secrets and/or specialized know-how.

SECTION 5.3 The Pharmacy further agrees in this connection with this section to disclose promptly to NLBS or its attorneys any and all designs, ideas, inventions, improvements and creations embraced within this agreement which have been conceived, made or come into possession during this Agreement relating to, and during the term of, this Agreement and the five (5) year period next following the termination of this Agreement.

SECTION 5.4 The Pharmacy further agrees that during this Agreement and the five (5) year period next following termination of this Agreement, that all its directors, associates and employees engaged or to be engaged in the performance of this Agreement shall be under obligation to assign to NLBS all right, title and interest in any invention, improvement or discovery conceived or first actually reduced to practice in connection on with the Delivery System of the Product in the course of or pursuant to this Agreement.

SECTION 5.5 The Pharmacy further agrees that in order that it may assist NLBS most effectively, it may be necessary for NLBS to disclose its confidential information pertaining to its activities. Therefore, the Pharmacy agrees that it will not disclose to any person not authorized by NLBS to receive any confidential information pertaining to NLBS’s affairs and particularly to its products, services, inventions and engineering developments and the other creations within this Section of this Agreement, and that during the term of this Agreement, it shall not carry on consulting or any other activity with any competitor of NLBS on matters to which this Agreement pertains and that it shall not make or permit to have made any unauthorized use or disclosure during or subsequent to this Agreement of any knowledge or information of a confidential nature or proprietary nature respecting NLBS’s products, services, designs, methods, systems, improvements trade secrets, know-how or other confidential matter of NLBS or generated by the Pharmacy and pertaining to this Agreement.

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SECTION 6. ROYALTIES, REPORTS AND AUDITS

SECTION 6.1 The Pharmacy agrees to pay and shall pay royalties to NLBS of sixty-six and two thirds percent (66 2/3%) of Pharmacy’s Net Sales of the Product. For purposes of this Agreement, Net Sales means, with respect to any Calendar Month, the total amount the Pharmacy receives from third parties from the commercialization of the Product less (i) the cost of the lease payments of the Equipment owned by NLBS and (ii) the direct out of pocket expenses incurred for the cost of ingredients packaging components, marketing, and shipping.

SECTION 6.2 All revenue percentages due to NLBS under this Agreement will be paid within 15 days after the close of each Calendar Month beginning with the first sale of the Product that gives rise to Net Sales. Each payment will be accompanied by a report showing: the number and type of products sold under this Agreement and all costs deducted from gross sales in sufficient detail to enable NLBS to determine the sufficiency of the amounts paid hereunder.

SECTION 6.3 The Pharmacy agrees that it will at all times keep complete, true, and correct books of account containing a current record of manufacture, sale, rental, or other disposition of the Product in sufficient detail to enable NLBS to ascertain the royalties accruing and due hereunder. The Pharmacy further agrees to permit NLBS or its authorized audit agent to have access to said books of account, and to make such copies thereof as NLBS may desire, at reasonable intervals during business hours.

SECTION 6.4 All payments under this Agreement will be payable in full in U.S. dollars and made by wire transfer of immediately available funds to an account designated by NLBS in writing.

SECTION 6.5 NLBS will have the right to have an independent certified public accounting firm, have access during normal business hours, to the Pharmacy’s records as may be necessary to verify the accuracy of Net Sales for any Calendar Month within the preceding twelve (12) months as it deems necessary. The accounting firm will disclose to NLBS only whether the reported Net Sales are correct and details of any discrepancies. NLBS will bear the cost of such audit unless the audit reveals an underreporting of more than 1% of amounts payable to NLBS over an applicable Calendar Month, in which case the Pharmacy will bear the cost of the audit. If, based on the results of such audit, additional payments are owed by the Pharmacy under this Agreement, the Pharmacy will make such additional payments within five (5) days plus interest thereon at the highest rate allowable under Florida law from the date such payment was required to be made pursuant to this Agreement.

SECTION 7. DURATION OF AGREEMENT, DEFAULT, TERMINATION

SECTION 7.1 This Agreement shall continue in full force and effect for five (5) years from the effective date (the “Term”), as provided in Section 11, unless sooner terminated as set forth herein.

SECTION 7.2 In the event of any breach of this Agreement by the Pharmacy, including any default or failure to fulfill any of the obligations or conditions hereof, not cured within ten (10) days such breach, in addition to all other rights and remedies which NLBS might have at law or in equity, NLBS may, at its option, terminate this Agreement. If such default or failure is remedied within such ten (10) day period, the Agreement and license shall continue in full force and effect, the same as if said notice had not been given. The waiver of any default under this Agreement shall not constitute a waiver of the right to terminate this Agreement for any subsequent default.

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SECTION 7.3 NLBS may terminate this Agreement and the license herein granted forthwith should the Pharmacy commit an act of bankruptcy, become insolvent, make an assignment for the benefit of  creditors, or be named as a bankrupt, whether voluntary or involuntary. In the event of involuntary bankruptcy or the appointment of a receiver for the Pharmacy, the Pharmacy shall have sixty (60) days in which to become discharged from bankruptcy or to discharge the receiver and thereby reinstate this Agreement in full force and effect.

SECTION 7.4 The License and any rights granted hereunder shall automatically terminate:

(a) Upon the Pharmacy’s failure to comply with Section 4.1 hereof;

(b) Within three (3) months after execution hereof, if the Pharmacy fails to have net revenues of at least $10,000;

(c) Within one year after execution hereof, if the Pharmacy fails to have net revenues of at least $500,000;

(d) Within two years after execution hereof, if the Pharmacy fails to have net revenues of at least $2,000,000;

(e) Within three years after execution hereof, if the Pharmacy fails to have net revenues of at least $3,000,000;

(f) Within four years after execution hereof, if the Pharmacy fails to have net revenues of at least $4,000,000; or

(g) Within five years after execution hereof, if the Pharmacy fails to have net revenues of at least $5,000,000.

Section 7.5 The termination of this Agreement with or without cause shall not interfere with, affect or prevent the collection by NLBS of any and all sums of money due to its prior to the date such termination becomes effective. Additionally, termination of this Agreement for any reason shall not relieve the Pharmacy of its obligations under Sections 4, 5 or 9.6. 9.8, 9.10. 9.11, 9.13 and 9.17 hereto which shall survive the termination of this Agreement for a period of seven (7) years.

SECTION 8. RECORDING AND NOTIFICATION

SECTION 8.1 The Pharmacy agrees that if required by federal, state or local law it shall submit this Agreement to the proper officials or for approval and consent to make the payments herein specified. In the event the Pharmacy encounters delay beyond its control in obtaining the consent of such officials, or having obtained such consent is temporarily unable to obtain dollars to make such payments, such delay shall not terminate this Agreement, but the amounts payable by the Pharmacy to NLBS shall be held in an escrow account for the account of and be remitted to NLBS without set off or deduction when consent and/or approval is obtained.

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SECTION 9. MISCELLANEOUS.

SECTION 9.1 WAIVER; BINGING ON SUCCESSORS; INTERPRETATION; COUNTERPARTS. No right under this Agreement may be waived except by an instrument in writing executed on behalf of the Party alleged to have waived. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns. This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SECTION 9.2 EQUITABLE RELIEF. Each Party agrees that it would be difficult to measure the damage resulting from any breach by the other Party of the covenants set forth in this Agreement, that injury resulting from any such breach would be irreparable, and that money damages alone would therefore be an inadequate remedy for any such breach. Accordingly, the Parties agree that if it should breach any term of this Agreement, the non-breaching Party shall be entitled, in addition to and without limitation of all other remedies the non-breaching Party may have, to injunctions or other appropriate orders to restrain any such breach, without showing or proving any actual damage.

SECTION 9.3 TRADE SECRETS. NLBS will have all the rights provided under the Uniform Trade Secrets Act with respect to the Information provided to the Pharmacy pursuant to this Agreement and the Confidential Information. Confidential Information shall mean the Confidential Information as defined in the Confidentiality Agreement. Furthermore, nothing in this Agreement will be construed to limit or negate the common law of torts or trade secrets where such common law provides NLBS with broader protection than the protection provided by this Agreement.

SECTION 9.4 ENTIRE AGREEMENT. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

SECTION 9.5 NOTICES. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth in the signature page hereto or to such other address that the Parties may designate from time to time in writing to the other Party. All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail in each case, return receipt requested, postage prepaid. Notwithstanding the foregoing, solely for the purposes of Notice by facsimile or e-mail with confirmation of transmission will satisfy the requirements of this section. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the recipient and (b) if the Party giving the Notice has complied with the requirements of this section

SECTION 9.6 INSURANCE. The Pharmacy shall maintain in full force and effect during the term of this Agreement comprehensive general liability insurance coverage, including contractual liability and products/completed operations liability coverage, with a minimum of a Five Million Dollars ($5,000,000) combined single limit for bodily injury and property damage per occurrence, with a responsible insurance carrier and shall name NLBS as a covered party. Such insurance shall be on an occurrence basis; that is, it shall cover any claim made for injuries or damages arising out of an event occurring during the term of the policy regardless of whether the claim is made after the expiration of the term of the policy.

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SECTION 9.7 INDEPENDENCE. At all times during the Term of this Agreement, each Party shall act as an independent contractor. Neither Party shall act as an agent for or of the other(s), nor shall any Party incur any liability, represent or make commitments on behalf of the other, and the employees of one shall not be deemed to be the employees of the other(s). Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or formal business entity of any kind, and the rights and obligations of the Parties shall be limited to those expressly set forth herein. None of the Parties shall have any liability or obligation to the other(s) except as expressly provided herein.

SECTION 9.8 RELATIONSHIP. For a period of seven (7) years after the termination of this Agreement, the Pharmacy agrees that it and its representatives will not solicit, endeavor to entice away from NLBS or its parents, subsidiaries or affiliates, or otherwise interfere with the relationship of NLBS or its parents, subsidiaries or affiliates, with, any person who is employed by or otherwise engaged to perform services for or with NLBS or its parents, subsidiaries or affiliates, whether for the account of the Pharmacy or for the account of any other person or organization. The Pharmacy further agrees that during the Term and for a period of seven (7) thereafter, it (a) will not compete with NLBS, (b) be an employee, consultant or advisor to (c) assist or be connected with or (d) directly or indirectly own or have any interest in or right with respect to any enterprise which engages, at any location, directly or indirectly, in any business which is competitive with the business of NLBS. The Pharmacy further agrees that during the Term and for a period of seven (7) after the expiration or earlier termination of this Agreement, the Pharmacy and its representatives shall not directly or indirectly, on their own on behalf of another person or entity induce, influence, or encourage, any client, customer, supplier, or other similar third party of NLBS to alter, terminate or breach its contractual or other business relationship with NLBS, its parent, subsidiaries or affiliates or solicit business from any of NLBS’s customers, vendors, or suppliers. The Parties agree that the duration, scope and geographical area of the restrictions contained in this Section are reasonable. Upon a determination that any term or provision of this Section is invalid, illegal or unenforceable, the court may modify this Section to substitute the maximum duration, scope or geographical area legally permissible under such circumstances to the greatest extent possible to effect the restrictions originally contemplated by the Parties hereto. For purposes of this Agreement, “Representatives” shall mean affiliates, directors, officers, employees, consultants, managers, members, partners, principals, representatives, outside advisors, attorneys and accountants and agents. The Pharmacy has carefully considered the covenants herein and stipulated that the covenants are fair and reasonable in light of all the facts and circumstances of the relationship between the Parties; however, in the event a court should decline to enforce any covenants against competition, that covenant shall be deemed to be modified to restrict competition to the maximum extent, in both time and geography, which the court shall find enforceable. If any provision of this Agreement is found to be invalid by any court or tribunal, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

SECTION 9.9 HEADINGS. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 9.10 ARRANGEMENTS. The Pharmacy agrees not to make, directly or indirectly, an agreement with any other company or individual involving technology similar to that of the Delivery System or with terms similar to those contained herein, and particularly shall not give any information to an outsider about NLBS, its business, operations, the Delivery System, or other of NLBS’s processes, trade secrets, know-how developed so far or to be developed in the future. This obligation remains in force for a period of seven years after the expiration of this Agreement. The Pharmacy further agrees not to give any information about the process, know-how and trade secrets of NLBS to any unauthorized person, firm or corporation outside of NLBS’s corporate officers. If this Agreement is terminated due to a breach by either party before the Term herein provided, then the Pharmacy shall not in any way or manner make known, disclose or communicate any information obtained through the terms of this Agreement to any person, firm or corporation, nor will that party commit any act detrimental to the interest of NLBS in the manufacture or sale of NLBS’s products, services, trade secrets or intellectual property. The Pharmacy further agrees that during the term of this Agreement, and for seven years after that time, that the Pharmacy shall not directly or indirectly in any way or manner make known, disclose or communicate any information which is the subject matter of this Agreement to any person, firm or corporation without the written consent of NLBS.

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SECTION 9.11 INDEMNIFICATION. The Pharmacy shall indemnify and hold harmless NLBS and its Representatives from and against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) caused by or arising out of any direct breach of this Agreement or any direct breach for it is responsible hereunder, and any and all actions, suits, proceedings, claims, demands or judgments incident thereto. The Pharmacy agrees that a breach of this Agreement or its failure to perform any obligation or duty which it has agreed to perform under this Agreement may cause irreparable harm to NLBS, which harm cannot be adequately compensated for by money damages. It is further agreed by the Pharmacy that an order of specific performance or for injunctive relief against it in the event of its breach or default under the terms of this Agreement would be equitable and would not constitute a hardship on the Pharmacy. Accordingly, in the event of a breach or default by the Pharmacy, NLBS, without any bond or other security being required and in addition to whatever other remedies are or might be available at law or in equity, shall have the right either to compel specific performance by, or to obtain injunctive relief against, the Pharmacy, with respect to any obligation or duty herein or breach thereof.

SECTION 9.12 There are no warranties by NLBS which extend beyond the description on the face hereof. NLBS disclaims any implied warranty of merchantability of the Equipment and the Delivery System or of the fitness of the Equipment or the Delivery System for any purpose, and the Pharmacy agrees that the Equipment and Delivery System is delivered “as is.”

SECTION 9.13 REMEDIES. Nothing contained herein shall restrict NLBS’s rights to pursue any other remedy at law or in equity with respect to such breach.

SECTION 9.14 SEVERABILITY. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render such term or provision unenforceable in any other jurisdiction. Upon a determination that any term or provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 9.15 GOVERNING LAW, FORUM. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Florida, United States of America, without regard to the conflict of laws provisions thereof. Each Party  irrevocably and unconditionally agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud and statutory claims, in any forum other than in Broward County, Florida. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in Broward County, Florida. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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SECTION 9.16 NO PUBLIC ANNOUNCMENTS. Unless expressly permitted under this Agreement the Pharmacy shall not make any statement, whether oral or in writing, in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, NLBS or its business unless it has received the express written consent of NLBS.

SECTION 9.17 CONFIDENTIALITY. The Parties have executed a Confidentiality Agreement (the “Confidentiality Agreement”) which is incorporated herein and made a part hereof. In the event of a conflict in the terms of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on March 10, 2019.

NUTRALIFE BIOSCIENCES, INC., INC.		ORLANDO PHARMACY, INC.
By: (signature)	By:	(signature)

Edgar Ward, Chief Executive Officer Address for Notice: NutraLife BioSciences, Inc., Inc.		Craig Sicinski, Pharmacist & Corporate Officer Address for Notice: Orlando Pharmacy, Inc.
Attn: Edgar Ward, Chief Executive Officer 6601 Lyons Rd. L-6 Coconut Creek, Fl. 33073 edgar@nutrafuels.com		Craig Sicinski 2909 N Orange Ave. Suite 112 Orlando Fl 32804 Facsimile: 407-895-1672 Email: svetiksman@yahoo.com

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